Exhibit 99

SPARTAN MOTORS, INC.

1000 REYNOLDS RD. • CHARLOTTE, MI  48813 • USA

TELEPHONE 517.543.6400 • FACSIMILE 517.543.5403

WEB PAGE - WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Expands Leadership Team, Names Tom Gorman as
Chief Operating Officer

CHARLOTTE, Michigan, June 24, 2009 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced it has named automotive industry executive Tom Gorman to the newly created position of chief operating officer. Gorman will oversee Spartan’s current four business units in addition to implementing strategic growth initiatives.

Spartan Motors, the leading manufacturer of custom chassis and emergency-rescue vehicles, reported Gorman is responsible for increasing productivity, improving overall business operations and helping Spartan strengthen its position in its market segments. In his new role, Gorman will also work closely with other members of the leadership team to execute the company’s strategy, including lean operations implementation, global expansion, and new market entries through product development and strategic acquisitions.

Gorman brings 26 years of management, operations and manufacturing expertise to the position, including extensive experience in sales, engineering, lean manufacturing, product launches and mergers and acquisitions integration. Gorman was previously president of business development and engineering at Southfield, Mich.- based Fluid Routing Solutions.

“We are very pleased to welcome Tom to our senior management team with his proven track record of success in profitably managing multiple strategic business units and facilities, both domestically and internationally,” said John Sztykiel, president and chief executive officer of Spartan Motors. “Tom brings tremendous experience and knowledge to our management team and much needed depth. He understands the process of delivering highly engineered niche products using lean manufacturing principles and built exactly to customer specifications, and this background will be invaluable as we strive to transform existing and new market niches from commercial to custom.”

During his time at Fluid Routing Solutions, Gorman managed sales, operations and engineering across four divisions. Previously, he served as president and COO of North American operations for ZF Lemforder Corporation, where he was responsible for nine manufacturing and assembly plants. Gorman also spent over 17 years at automotive and systems components maker Dana Corporation, rising to business development director of the modules and systems division.

“I am excited to join Spartan Motors and lend both my operations and management experience and outside perspective to the leadership team,” said Gorman. “The unique balance of Spartan’s track record as a strong publicly traded company with its entrepreneurial spirit and tremendous opportunity for growth is inspiring, and I look forward to bringing best practices across the business units for the benefit of our customers, partners and other stakeholders.”

Gorman earned a master of business administration degree from the University of Michigan and a bachelor’s degree from the University of Detroit.

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About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and custom vehicle markets. The company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, and Road Rescue™ – are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,200 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of custom vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com